Exhibit 99.1

FOR IMMEDIATE RELEASE

ENERGY TRANSFER DECLARES

INCREASE IN UNITHOLDER DISTRIBUTIONS

DALLAS – June 20, 2007 - Energy Transfer Partners, L.P. (NYSE: ETP) and Energy Transfer Equity, L.P. (NYSE:ETE) today announced their respective quarterly distribution increases. ETP has approved its new quarterly distribution of $0.80625 per unit ($3.225 annualized) on ETP’s outstanding limited partner interests for the quarter ended May 31, 2007. The new quarterly distribution of $0.80625 per limited partner unit will be paid on July 16, 2007 to Unitholders of record as of the close of business on July 2, 2007.

ETE has also approved its new quarterly distribution of $0.3725 per unit ($1.49 annualized) on ETE’s outstanding limited partner interests for the quarter ended May 31, 2007. The new quarterly distribution of $0.3725 per limited partner unit will be paid on July 19, 2007 to Unitholders of record as of the close of business on July 2, 2007.

“We are pleased to announce another increase in our quarterly distributions to our unitholders’” said Brian Jennings, Chief Financial Officer of Energy Transfer Partners. “As we continue to grow our assets, we are focused on maintaining our balance sheet strength as well as continuing to increase ETP and ETE unitholder value.”

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,200 miles of intrastate pipeline in service, with an additional 400 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.

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Energy Transfer/Page 2

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partner units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.

The information contained in this press release is available on our website at www.energytransfer.com.

Company: Energy Transfer Partners, L.P. (NYSE:ETP)

Record Date: July 2, 2007

Ex Date: June 28, 2007

Payment Date: July 16, 2007

Amount Paid: $0.80625 per Limited Partner Unit

Company: Energy Transfer Equity, L.P. (NYSE:ETE)

Record Date: July 2, 2007

Ex Date: June 28, 2007

Payment Date: July 19, 2007

Amount Paid: $0.3725 per Limited Partner Unit

Contacts:

Investor Relations:

Renee Lorenz

Energy Transfer

214-981-0700 (office)

Media Relations:

Vicki Granado

Gittins & Granado

214.504.2260 (office)

214.498.9272 (cell)

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